PARTICIPATION AGREEMENT
Leona River Project

STATE OF TEXAS                              §
§          KNOW ALL MEN BY THESE PRESENTS:     THAT,
COUNTIES OF ZAVALA
AND FRIO                                            §

THIS PARTICIPATION AGREEMENT ("Agreement") is made and entered into and effective this 18th day of February, 2011, by and between Crimson Exploration Operating, Inc., a Delaware Corporation, 717 Texas Avenue, Suite 2900, Houston, Texas 77002 (hereinafter sometimes referred to as "Crimson" or "Assignor"), and Energy One, LLC, 877 N. 8th W, Riverton, Wyoming 82501(hereafter sometimes referred to as "EOne” or "Assignee").

W I T N E S S E T H

WHEREAS, Crimson owns an interest in the Oil, Gas and Mineral Lease listed on Exhibit "A" attached hereto and made a part hereof (the "Oil and Gas Lease") covering the lands shaded yellow on the plat attached hereto and made a part hereof as Exhibit "B".  Additionally, the area outlined in blue on Exhibit “B” shall be designated as an Area of Mutual Interest (“AMI”) as defined in the JOA described in Article II below (the "Contract Area").

WHEREAS, EOne desires to acquire, subject to the terms, conditions and reservations hereof, an undivided thirty percent of eight-eighths (30.00% of 8/8ths) working interest as of the effective date hereof, in and to the Oil and Gas Lease, subject to the terms, conditions, reservations and limitations provided hereinafter.

NOW, THEREFORE, for and in consideration of the premises, and the mutual benefits and advantages herein contained, it is agreed by and between Crimson and EOne as follows:

ARTICLE I

PURCHASE OF INTEREST

A.           Consideration:

1.       Cash Payment

EOne shall pay Crimson a total cash consideration of $4,908,750 for a 30% of 8/8 working interest in the Oil and Gas Lease as shown on the plat attached hereto as Exhibit B.  The total cash consideration shall be based on a $3,500.00 per net mineral acre price for 1,402.50 net mineral acres.  Such payment shall be made in the following manner:

a.	Upon execution of this Agreement (“Closing”), EOne shall pay Crimson an initial cash consideration of $2,908,750.

b.
EOne shall pay Crimson the remaining $2,000,000 cash consideration upon cash call from Crimson not earlier than thirty (30) days prior to the expected spud date of the KM Ranch #1H well (the “Initial Well”) described in No. A.2 below.

2.        Drilling Obligation – Initial Well

On or before May 31, 2011, Crimson, as Operator of the Contract Area, and EOne, as Non-Operator, subject to the terms of the JOA described in Article II below and subject to force majeure pursuant to Article III.J herein, shall commence operations for the drilling and completion of a horizontal well, to be called the KM Ranch #1H, for the production of oil and/or gas at a location of approximate coordinates x=1,852,045, y=336,750 on the Oil & Gas Lease (the “Initial Well”).  The Initial Well will be drilled to the Eagle Ford Shale Formation in a continuous, diligent and workmanlike manner pursuant to the terms of the JOA, and in accordance with the Authority For Expenditure (“AFE”) and accompanying well plan, which AFE and Well Plan are attached hereto as Exhibit “C”.  EOne agrees to sign the AFE at Closing.  The drilling and completion of the Initial Well by Crimson and the participation therein by EOne is obligatory and EOne shall fund its 30% share of costs to drill and case the Initial Well, estimated as set forth in the AFE, upon Cash Call from Crimson not earlier than thirty (30) days prior to the spud date of  the Initial Well.  The Initial Well and all subsequent wells and operations in the Contract Area shall be subject to the terms of the JOA.

Upon payment of the cash consideration set forth in Article I.A.1 and funding of the drill and case costs for the Initial Well as set forth in the AFE, EOne shall be entitled to receive from Crimson the Assignment described in Article I.B. below.

3.       Future Land and Capital Expenditures

The parties hereto agree that subsequent to execution of this Agreement any leasehold and capital expenditures, including but not limited to, lease acquisition, brokerage, title opinion, surface damage, land survey, or related land and/or legal expense, damages, drilling, production, facilities, marketing, infrastructure, etc.,  shall be borne by the joint account at their working interest shares set out in the JOA. Further, all such costs and expense shall be authorized and incurred at the discretion of the Operator subject to the terms and provisions of the Operating Agreement.

B.           Assignment of Oil and Gas Leases:

Upon payment of the consideration set forth in Article I.A. 1. and I.A. 2. above, Crimson shall deliver EOne an assignment of the Oil and Gas Lease in the form of Exhibit A-1,in accordance with the following:

a.	Crimson shall deliver to EOne an undivided 30.00% of 8/8ths working interest in and to the Oil & Gas Lease.

b.	Crimson shall deliver a proportionately reduced 75% of 8/8ths net revenue interest in the Oil & Gas Lease (i.e. 22.50% net revenue interest to the 30.00% working interest being acquired by EOne).

c.	The assignment of the Oil and Gas Lease shall cover all depths owned by Crimson in the Oil & Gas Lease.

d.
The assignment of the Oil and Gas Lease shall be made subject to the terms, covenants and conditions of the Oil and Gas Lease; this Agreement; and the JOA, and Crimson shall warrant and defend title to the Oil and Gas Lease by, through and under Crimson only against every person lawfully claiming title to said property.

C.           Exclusion of existing Production, Wells and Equipment; :

Crimson shall retain all currently producing wells on the Oil and Gas lease (being the G.W. West No. 6, API #42-507-00113 and the G.W. West #10, API #42-507-3221), the production therefrom, and all equipment and facilities associated therewith. Crimson shall also retain all non-producing wells owned by Crimson on the Oil and Gas Lease, and all equipment and facilities associated therewith. Notwithstanding Article I.D. in the event the parties mutually agree to convert any such well for use as a water well for the benefit of the project, the cost and liability incurred for such conversion shall be joint cost and liability in accordance with the provisions of the JOA.

D.           Assumption of Liability for Prior Wells; Indemnification.

Crimson will assume, retain, pay and discharge all risk, claims, liabilities and obligations associated with all wells drilled on the Oil and Gas Lease prior to Closing, whether currently producing or not (the “Prior Wells”).  Crimson shall defend, indemnify, save and hold harmless EOne from all claims pertaining to the Prior Wells, whether arising before or after Closing, including but not limited to all responsibility and liability for plugging and abandonment of the Prior Wells, all environmental damage, violations or liabilities pertaining to the Prior Wells, and any royalty claims pertaining to production from the Prior Wells.  In addition, Crimson shall defend, indemnify, save and hold harmless EOne from all claims for drainage and/or failure to drill offset wells pertaining to the Prior Wells or any other wells currently or previously owned by Crimson adjacent to the Oil and Gas Lease.

E.           Representations and Warranties of Crimson.  Crimson represents and warrants to EOne as follows:

a.            Organization.  Crimson is a Delaware corporation duly organized, validly existing and in good standing under the laws of their individual states formation.  Crimson is qualified to do business in and are in good standing under the laws the state in which the Oil and Gas Lease is located.

b.            Authority and Authorization.  Crimson has full power and authority to carry on its business as presently conducted, to enter into this Agreement and to perform its obligations under this Agreement.  The execution and delivery of this Agreement by Crimson has been, and the performance by Crimson of this Agreement and the transactions contemplated hereby shall be at the time required to be performed hereunder, duly and validly authorized by all requisite action on the part of Crimson.

c.            Enforceability.  This Agreement has been duly executed and delivered on behalf of Crimson and constitutes the legal, valid and binding obligation of Crimson enforceable in accordance with its terms.  All documents and instruments required hereunder to be executed and delivered by Crimson shall be duly executed and delivered and shall constitute legal, valid and binding obligations of Crimson enforceable in accordance with their terms.

d.            Conflicts.  The execution and delivery of this Agreement by Crimson does not, and the consummation of the transactions contemplated by this Agreement shall not, (a) violate or be in conflict with, or require the consent of any person or entity under any provision of Crimson's governing documents, (b) violate any provision of or require any consent, authorization or approval under any judgment, decree, judicial or administrative order, award, writ, injunction, statute, rule or regulation applicable to Crimson, or (c) result in the creation of any lien, charge or encumbrance on any of the Oil and Gas Lease.

e.            Litigation and Claims.  Other then as is found or revealed in the correspondence, if any, in Crimson’s files, there is: (a) no claim, demand, filing, investigation, administrative proceeding, action, suit or other legal proceeding pending or, to the best of Crimson’s knowledge, threatened, with respect to the Oil and Gas Lease or the ownership or operation of any thereof; and (b) no written notice from any governmental authority or any other person (including employees) has been received by Crimson claiming any violation or repudiation of the Oil and Gas Lease or any violation of any law, rule, regulation, ordinance, order, decision or decree of any governmental authority (including, without limitation, any such law, rule, regulation, ordinance, order, decision or decree concerning the conservation of natural resources).

f.            Approvals and Preferential Rights.  Crimson have obtained and will provide at the Closing (a) all approvals and consents required to be obtained by Crimson for the assignment or transfer of the Oil and Gas Lease to EOne, other than approvals and consents of governmental authorities that are customarily obtained in similar transactions after the consummation of the transaction, and (b) all preferential purchase rights that affect the transactions contemplated by this Agreement.

g.            Compliance with Law and Permits.  The Oil and Gas Lease is in compliance with the provisions and requirements of existing laws, rules, regulations, ordinances, orders, decisions and decrees of all governmental authorities having jurisdiction with respect to the Oil and Gas Lease or the ownership or operation of any thereof.  All necessary governmental permits, licenses and other authorizations with regard to the ownership or operation of the Oil and Gas Lease have been obtained and maintained in effect.  No violations exist in respect of such permits, licenses or other authorizations, except for violations that would not have a material adverse effect on the ownership or operation of the Oil and Gas Lease.

h.            Environmental Compliance.  To the best of Crimson’s knowledge, there is no pollutant, waste, contaminant, or hazardous, extremely hazardous, or toxic material, substance, chemical or waste identified, defined or regulated as such under any law relating to health and safety or environmental matters present, or has been handled, managed, stored, transported, processed, treated, disposed of, released, migrated or has escaped on, in, from, under or in connection with the Oil and Gas Lease or the ownership or operation thereof such as to cause a condition or circumstance that would result in a violation of any existing law relating to health and safety or environmental matters or in a remediation, removal, response, restoration, abatement, investigative or monitoring obligation.

i.            Material Contracts.  All of the contracts that are material to and/or will affect EOne’s ownership of the Oil and Gas Lease (the “Material Contracts”) are set forth on Exhibit A, attached hereto, and copies of all the Material Contracts have been provided to EOne.

j.            Taxes and Expenses.  All payments for taxes and expenses due under or with respect to the Oil and Gas Lease and contracts have been properly and timely as of the Effective Date.

k.            Liens and Encumbrances.  There are no mortgage liens or material encumbrances burdening the the Oil and Gas Lease that will not be released as to that portion of the Oil and Gas Lease to be assigned to EOne at the time the assignment provided for in Article 1.B. is delivered.

l.            Status of Oil and Gas Lease.  The Oil and Gas Lease is in full force and effect and Crimson is not in material breach of any of the obligations in said Lease.  Crimson agrees to defend and indemnify EOne against and from all demands and claims by mineral owners for Crimson’s failure to reasonably develop the Oil and Gas Lease prior to the effective date of this Agreement; provided that such defense and indemnification shall be limited to amount not to exceed the cash consideration paid by EOne pursuant to Article A.1 above.

The above representations shall terminate one (1) year after the Closing date of this Agreement

F.           Representations and Warranties of EOne.  EOne represents and warrants to Crimson that:

a.            Organization.  EOne is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Wyoming, and qualified to do business in the State of Texas.

b.            Authorization and Authority.  The execution and delivery of this Agreement has been and the performance of this Agreement and the transactions contemplated hereby shall be at the time required to be performed hereunder, duly and validly authorized by all requisite action on the part of EOne.  EOne has full corporate power and authority to carry on its business as presently conducted, to enter into this

Agreement, to purchase the assignment of Oil and Gas Lease on the terms described in this Agreement and to perform its other obligations under this Agreement.

c.            Enforceability.  This Agreement has been duly executed and delivered on behalf of EOne, and constitutes a legal, valid and binding obligation of EOne enforceable in accordance with its terms.  At the Closing all documents required hereunder to be executed and delivered by EOne shall be duly executed and delivered and shall constitute legal, valid and binding obligations of EOne enforceable in accordance with their terms.

d.            Conflicts.  The execution and delivery of this Agreement by EOne does not, and the consummation of the transactions contemplated by this Agreement shall not, (a) violate or be in conflict with, or require the consent of any person or entity under, any provision of EOne's Certificate of Organization or other governing documents, (b) conflict with, result in a breach of, constitute a default (or an event that with the lapse of time or notice, or both, would constitute a default) under any agreement or instrument to which EOne is a party or is bound, or (c) violate any provision of or require any consent, authorization or approval under any judgment, decree, judicial or administrative order, award, writ, injunction, statute, rule or regulation applicable to EOne.

e.            Qualified Leaseholder.  EOne is, and, after the Closing is expected to continue to be, otherwise qualified to own a working interest in the Oil and Gas Lease.

G.           Conditions Precedent to the Obligations of EOne.  The obligations of EOne to be performed at Closing are subject to the fulfillment, before or at Closing, of each of the following conditions:

a.            Representations and Warranties.  The representations and warranties by Crimson set forth in this Agreement shall be true and correct in all material respects as of the Closing Date except for changes therein specifically contemplated by this Agreement.

b.            Compliance.  Crimson shall have performed and complied in all material respects with each of the covenants and conditions required by this Agreement of which performance or compliance is required prior to or at the Closing.

c.            Consents.  All consents for assignment as required by the Oil and Gas Lease have been obtained.

d.            No Pending Suits.  At the Closing Date, no suit, action or other proceeding shall be pending or threatened before any court or governmental agency in which it is sought to restrain or prohibit the performance of or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

e.            Liens and Encumbrances.  Prior to Closing, EOne shall have received from Crimson evidence that all liens and encumbrances affecting EOne's ownership of its interests in the assignment of Oil and Gas Lease have been satisfied by release or waiver, or will be satisfied by release or waiver at the time the assignment provided for in Article 1.B. is delivered, including but not limited to the liens listed on VII. B. 1 and 5 of the Title Opinion.

f.            Prior to Closing, Crimson shall obtain the express written consent of Steven S. Toeppich & Associates, PLLC for EOne to rely on the Original Title Opinion dated December 20, 2010 (“Title Opinion”) for the Oil and Gas Lease.

H.           Conditions Precedent to the Obligations of Crimson.  The obligations of Crimson to be performed at Closing are subject to the fulfillment, before or at Closing, of each of the following conditions:

a.            Representations and Warranties.  The representations and warranties by EOne set forth in this Agreement shall be true and correct in all material respects as of the Closing Date except for changes therein specifically contemplated by this Agreement.

b.            Compliance.  EOne shall have performed and complied in all material respects with each of the covenants and conditions required by this Agreement of which performance or compliance is required prior to or at the Closing.

c.            No Pending Suits.  At the Closing Date, no suit, action or other proceeding shall be pending or threatened before any court or governmental agency in which it is sought to restrain or prohibit the performance of or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE II

OPERATING AGREEMENT

Contemporaneous with the execution of this Agreement, the parties hereto shall enter into an Operating Agreement in the form attached hereto as Exhibit "D" (the “JOA”), which shall become effective as of the effective date hereof.  Except as may be specifically provided for in this Agreement, the relationship of the parties and the obligations and rights with respect to all wells drilled hereunder, the Oil and Gas Lease and the Contract Area shall be governed by the JOA.  In the event of a conflict or inconsistency between the terms and provisions of this Agreement and those of the JOA, it is stipulated that the terms and provisions of this Agreement shall prevail.  It is further understood and agreed that Crimson shall be named as the Operator for the Contract Area, subject to the terms and provisions of the JOA.

ARTICLE III

MISCELLANEOUS

A.	Paragraph Headings:

The paragraph headings inserted in this Agreement are utilized solely for referenced purposes and do not constitute substantive matter to be considered in construing the terms of this Agreement.

B.           Relationship of the Parties:

All liability hereunder shall be separate and several, not joint, solidary or collective and shall be in proportion to each party's interest as set forth herein.  It is not the purpose of this Agreement to create a partnership, mining partnership, partnership for a specific purpose, joint venture, or any other relationship, which would render the parties liable as partners, associates, or joint venturers.

C.	Entire Agreement:

This Agreement and the JOA contain the entire Agreement between the parties hereto relative to the Contract Area.  Any prior agreements, promises, negotiations or representations not expressly set forth in this Agreement are of no force and effect.  No variations, modifications, or changes herein or hereof shall be effective unless evidenced by written document executed by the parties hereto.  Notwithstanding the provisions of this paragraph, no party shall be bound by, subject to, or deemed a party to any agreement between the parties which has not been reduced to writing and executed by or on behalf of such party.

D.	Execution:

This Agreement may be executed in one or more counterparts or multiple originals.

E.	Binding Agreement:

The terms, covenants and conditions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and to their respective heirs, legal representatives, successors and assigns, and such terms, covenants and conditions shall be deemed as covenants running with the Oil and Gas Lease covered hereby and with each transfer or assignment thereof; however, it is stipulated that no assignment or transfer by any party subject to this Agreement however accomplished, of any right, title or interest acquired hereunder shall relieve such party of any liability or obligation previously incurred.

F.	News Releases:

Any party hereto or any related party hereto desiring to issue a news release concerning this Agreement or operations conducted within the Contract Area shall provide the other party hereto with copies of the proposed release and no such news release shall be issued without first obtaining the written consent of all parties, which consent shall not be unreasonably withheld.  Notwithstanding the immediately preceding sentence, no prior consent shall be required for any news release required by law and/or the Securities and Exchange Commission, but the party desiring to issue such news releases, shall provide an advance copy thereof to the other party at least one (1) business day prior to issuance in order that such other party may advise the issuing party of any objections they may have to such news release.  The only exception to the foregoing shall be that in the event of an emergency involving extensive property damage, operations failure, loss of human life or other clear emergency, the party designated as Operator hereunder is authorized to furnish such minimum, strictly factual information as shall be necessary to satisfy the legitimate public interest on the part of the press and duly constituted authorities if time does not permit the obtaining of prior approval by the other parties.  Said Operator shall thereupon promptly advise the other parties of the information so furnished.

G.	Information Distribution List/Geological Well Requirements:

Non-Operators shall furnish to Operator an Information Distribution List and Operator shall provide such information and/or perform such requirements as set out therein.

H.	Notices/Information:

All notices or information authorized or required between the parties and required by the provisions of this Agreement or the Operating Agreement, unless otherwise specifically provided, shall be given in writing by mail or telegram, postage or charges prepaid, or by email, or by fax and addressed to the following parties:

Crimson Exploration Operating, Inc.
717 Texas Avenue, Suite 2900
Houston, Texas  77002
Attn:           Jeff Sikora
Land Manager
jsikora@crimsonxp.com
(713) 236-7400
(713) 236-4411 fax

U.S. Energy Corp
877 N. 8th W.
Riverton, Wyoming  82501
Attn:           Mark Larsen
President and COO
mark@usnrg.com
(307) 856-9271
(307) 857-3050 fax

I.           Confidentiality:

For a period of two (2) years from the effective date of this Agreement, no geophysical, geological, engineering, technical, production, test or other data or resulting from activities undertaken pursuant to this Agreement shall be given to or made available to any person or entity which is not a Party or a director, officer, agent or employee of a Party, unless otherwise agreed to by the Parties, except that this prohibition shall not apply to disclosure (i) to affiliated or subsidiary corporations of any Party, (ii) internal partners, (iii) required by an applicable law, rule or regulation, (iv) required for the purpose of review by private engineering firm(s) for purposes of preparing reservoir and other similar evaluations, (v) to a lender or investment advisor for purposes of obtaining debt or equity financing, (vi) required by a private geological or geophysical consultant or employees of a reviewing company for purposes of preparing a technical evaluation of the Contract Area, (vii) required by a pipeline in connection with negotiations for a gas purchase contract, or required by-law or regulation or pursuant to the terms of any permit and/or option acquired in connection with any operation hereunder, and (viii) required pursuant to court order discovery request, or subpoena.  Prior to any disclosure pursuant to clause (i), (iii), (iv), (v) or (vi) of the preceding sentence, the disclosing Party shall obtain from the Party to whom the disclosure will be made a written understanding that such Party will maintain the confidentiality of the material disclosed to it.

J.           Force Majeure.

If any Party is rendered unable, in whole or in part, by force majeure to carry out its obligations under this Agreement, other than the obligation to make money payments, that Party shall give the other party prompt written notice of the force majeure with reasonably full particulars concerning it;  thereupon, the obligations of the Party giving the notice, insofar as it is affected by the force majeure, shall be suspended during, but no longer than,  the continuance of the force majeure.  The affected Party shall use all reasonable diligence to remove the force majeure situation as quickly as practicable.  The term “force majeure,” as employed, shall mean an act of God, strike, lockout, or other industrial disturbance, act of public enemy, war, blockade, public riot, lightning, fire, storm, flood, explosion, governmental action, governmental delay, including but not limited to delay in obtaining necessary permits, from any federal, state or local governmental agency or body, or any regulatory delay caused by such governmental agencies or bodies, restraint or inaction, unavailability of equipment, and any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the Party claiming suspension.

K.           Area of Mutual Interest:

The parties take cognizance of the Area of Mutual Interest ("AMI") provisions of the JOA, and agree that they are bound thereby.  In addition to the AMI provisions of the JOA, the parties recognize and agree that as among themselves, each lease or interest acquired under the JOA shall be subject to lessors royalty and any overriding royalty interests or other burdens in favor of an original granting party of a lease or interest necessary for and incident to the acquisition of such lease or interest if approved in writing in advance by all parties.

L.           Term of Agreement:

This Agreement shall terminate upon expiration of the Oil and Gas Lease or upon mutual consent of all the parties hereto, whichever is earlier; provided however, that the termination of this Agreement shall not relieve any party hereto from any liability which has accrued or attached prior to the date of such termination.  Upon termination of this Agreement, the rights and duties of the parties hereto shall be governed by the terms of the JOA.

M.	Governing Law:

This Agreement, including but not limited to matters of performance, breech, remedies, procedures, rights, duties and interpretation or construction, shall be governed and determined by the law of the State of Texas.

N.           Arbitration:

(a)
Any and all claims, counterclaims, demands, cause of action, disputes, controversies, and other matters in question arising out of or relating to this Agreement, any provision hereof or thereof, the alleged breach of any such provision, or in any way relating to the subject matter of this Agreement or the relationship between the Parties or their Affiliates created by this Agreement, involving the Parties and/or their respective representatives (all of which are referred to herein as "Claims'), even though some or all of such Claims allegedly are extra-contractual in nature, whether such Claims sound in contract, tort, or otherwise, at law or in equity, under State or federal law, whether provided by statute or the common law, for damages or any other relief, shall be resolved by binding arbitration.

(b)
It is the intention of the Parties that the arbitration shall be conducted pursuant to the Federal Arbitration Act, as such Act is modified by this Agreement. The validity, construction, and interpretation of this agreement to arbitrate, and all procedural aspects of the arbitration conducted pursuant to this agreement to arbitrate, including but not limited to, the determination of the issues that are subject to arbitration (i.e., arbitrability), the scope of the arbitrable issues, allegations of "fraud in the inducement" to enter into this Agreement or this arbitration provision, allegations of waiver, laches, delay or other defenses to arbitrability, and the rules governing the conduct of the arbitration (including the time for filing an answer, the time for the filing of counterclaims, the times for amending the pleadings, the specificity of the pleadings, the extent and scope of discovery, the issuance of subpoenas, the times for the designation of experts, whether the arbitration is to be stayed pending resolution of related litigation involving third parties not bound by this Agreement, the receipt of evidence, and the like), shall be decided by the arbitrators.  Failing agreement upon the rules governing the conduct of the arbitration within thirty days after appointment of the third arbitrator (as provided below), the arbitrators shall adopt the Commercial Arbitration Rules of the American Arbitration Association. but the arbitration shall not be under the supervision of, and no fee shall be paid to, the American Arbitration Association. In deciding the substance of the Parties' Claims, the arbitrators shall refer to the substantive laws of the State of Texas for guidance (excluding Texas choice-of-law principles that might call for the application of some other State's law). Notwithstanding any other provision in this arbitration agreement to the contrary, the Parties expressly agree that the arbitrators shall have absolutely no authority to award treble, exemplary or punitive damages of any type under any circumstances regardless of whether such damages may be available under Texas law, the law of any other State, or federal law, or under the Federal Arbitration Act, or under the Commercial Arbitration Rules of the American Arbitration Association, the Parties hereby waiving their right, if any, to recover treble, exemplary or punitive damages in connection with any such Claims.

(c)
The arbitration proceeding shall be conducted in Houston, Texas. Within thirty days of the notice of initiation of the arbitration procedure, each Party shall select one arbitrator. The two arbitrators shall select a third arbitrator, failing agreement on which within ninety days of the original notice, the Parties (or either of them) shall apply to any United States District Judge for the Southern District of Texas, Houston Division, who shall appoint the third arbitrator. While the third arbitrator shall be neutral, the two party-appointed arbitrators are not required to be neutral and it shall not be grounds for removal of either of the two party-appointed arbitrators or for vacating the arbitrators' award that either of such arbitrators has past or present minimal relationships with the Party that appointed such arbitrator.

(d)	All fees of the arbitrators shall be borne equally by the Parties.

(e)	To the fullest extent permitted by law, the arbitration proceeding and the arbitrators' award shall be maintained in confidence by the Parties.

(f)	The award of the arbitrators shall be final and binding on the Parties, and judgment thereon may be entered in a court of competent jurisdiction.

O.           BOOTH/TORTUGA AREA

Regarding Crimson’s Booth/Tortuga Area located on the Dimmit-Zavala County line:

1.
In consideration for EOne’s participation in the Leona River Project above, EOne will have the right to participate with Crimson on a ground floor basis in any offer Crimson may make to Sage for the purchase of Sage’s working interest in the Booth/Tortuga Area as shown on Exhibit “E” attached hereto.  This offer may include the purchase of Sage’s working interest in existing producing wells in addition to the purchase of Sage’s Eagle Ford and deeper rights. If EOne elects to participate in any offer made to Sage, EOne will be required to acquire sufficient interest such that EOne shall have a 30% of 8/8’s working interest in the Booth/Tortuga Area and cost sharing of the acquired properties will be allocated accordingly, based on the value assigned to the producing wells and Eagle Ford rights and deeper rights. If EOne elects not to participate in any offer made to Sage or fails to close on the Leona River Project for any reason, EOne’s rights to participate in the Booth/Tortuga Area shall terminate.

2.
Crimson and EOne shall agree to form an Area of Mutual Interest (“AMI” or “Contract Area”) around the Booth/Tortuga Area as shown in blue on Exhibit “E” and enter into a  Participation Agreement and AAPL Model Form 610-1989 Joint Operating Agreement naming Crimson as operator. The Joint Operating Agreement for the Booth/Tortuga Area shall be in substantially the same form as the JOA described in Article II of this Agreement.

3.	After the acquisition of the Sage Interest, all leasehold and capital expenditure will be on a ground floor basis.

4.	EOne shall have the right to review Crimson’s land and technical data regarding the Booth/Tortuga Area upon execution of a Confidentiality and Non-Compete Agreement covering the Booth/Tortuga Area.

IN WITNESS WHEREOF, this Agreement is executed in multiple originals by each of the parties hereto as of the effective date hereinabove first written.

ASSIGNOR:

CRIMSON EXPLORATION OPERATING, INC.

By:       /s/ Tracy Price
Name:           Tracy Price
                                                Title:    Senior Vice President
Date:

ASSIGNEE:

ENERGY ONE, LLC

By:       /s/ Mark J. Larsen
Name:  Mark J. Larsen
Title:  Manager
Date: